The information in this preliminary prospectus supplement is not complete and may be changed. The preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-226427

PRELIMINARY PROSPECTUS SUPPLEMENT

SUBJECT TO COMPLETION, DATED MARCH 8, 2019

Prospectus Supplement

March     , 2019

(To Prospectus Dated July 30, 2018)

€

Marsh & McLennan Companies, Inc.

€                 % Senior Notes due 2026

€                 % Senior Notes due 2030

We will pay interest on the    % Senior Notes due 2026 (the “2026 Notes”) annually on                of each year, beginning on                , 2019. The 2026 Notes will mature on                , 2026. We will pay interest on the    % Senior Notes due 2030 (the “2030 Notes”) annually on                 of each year, beginning on                , 2020. The 2030 Notes will mature on                 , 2030. The 2030 Notes, together with the 2026 Notes, are the “Notes.”

We intend to use the net proceeds from this offering to fund, in part, our pending acquisition of Jardine Lloyd Thompson Group plc, referred to as “JLT,” including the payment of related fees and expenses, and to repay certain JLT indebtedness, as well as for general corporate purposes, as described under the heading “Use of Proceeds.” We refer to the pending acquisition of JLT as the “Acquisition.” The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Acquisition.

At our option, we may redeem the Notes offered hereby, in whole or in part at any time and from time to time, before their maturity at the redemption prices described herein under “Description of Notes—Optional Redemption.” We may also redeem the Notes of either series in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the applicable redemption price described under “Description of the Notes—Redemption for Tax Reasons.” In addition, the Notes will be subject to a “special mandatory redemption” in the event that (i) the Acquisition is not consummated on or prior to December 31, 2019, (ii) the Cooperation Agreement (as defined herein) related to the Acquisition between the Company and JLT is terminated or (iii) the Company notifies the Trustee (as defined herein) that it will not pursue the consummation of the Acquisition. If a special mandatory redemption event occurs, we will be obligated to redeem all of the outstanding Notes on the Special Mandatory Redemption Date (as defined herein) at the “special mandatory redemption price” equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The Notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the Notes involves risks. See the “Risk Factors” beginning on page S-7 of this prospectus supplement and also the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Company (before expenses)
Per 2026 Note		%		%		%
Total	€		€		€
Per 2030 Note		%		%		%
Total	€		€		€

(1)	Plus accrued interest, if any, from , 2019, if settlement occurs after that date.

We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. We expect listing of the Notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the Notes will be ready for delivery in book-entry form only through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on or about                 , 2019, which is the                London business day following the date of this prospectus supplement.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch	Citigroup	Deutsche Bank	HSBC

Barclays	J.P. Morgan

Prospectus Supplement

Prospectus

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes. The second part, the accompanying prospectus dated July 30, 2018, gives more general information, some of which may not apply to this offering. You should carefully read both this prospectus supplement and the accompanying prospectus, together with the information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” and “the Company” are to Marsh & McLennan Companies, Inc. and not its subsidiaries, except where the context otherwise requires.

We have not, and the underwriters have not, authorized anyone to provide you with different or additional information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have authorized for use with respect to this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. This prospectus supplement and the accompanying prospectus are an offer to sell only the Notes, but only under

S-i

circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement or the accompanying prospectus, as well as information previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference, is current only as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

In connection with the issue of the Notes, Goldman Sachs & Co. LLC (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot Notes or effect transactions which stabilize or maintain the market prices of the Notes at levels which might not otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules. See “Underwriting.”

MiFID II Product Governance / Professional Clients and ECPS only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommencing the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive.

S-ii

Notice to Prospective Investors in the United Kingdom

This prospectus supplement, the accompanying prospectus and any other material in relation to the Notes described herein are being distributed only to, and are directed only at persons outside the United Kingdom or, if in the United Kingdom, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The Notes are only available to, and any investment activity or invitation, offer or agreement to subscribe for, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement, the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents. The Notes are not being offered to the public in the United Kingdom.

S-iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents, which are considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that the Company previously filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the Notes has been completed; provided that, unless otherwise stated, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC. These documents contain important information about the Company.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000). The Company’s website can be found at www.mmc.com. The information found on or accessed through our website and the websites of our operating companies is not a part of this prospectus supplement or the accompanying prospectus.

SEC Filings	Date Filed with the SEC
Annual Report on Form 10-K for the Year ended December 31, 2018	February 21, 2019
Current Reports on Form 8-K	January 11, January 15 and January 18, 2019
Definitive Proxy Statement on Schedule 14A (solely to the extent incorporated by reference into the Company’s Annual Report on Form 10-K for the Year ended December 31, 2017)	March 30, 2018

S-iv

SUMMARY

The Company

Marsh & McLennan Companies, Inc. is a global professional services firm offering clients advice and solutions in risk, strategy and people. Its businesses include: Marsh, the insurance broker, intermediary and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and investment related advice and services and Oliver Wyman Group, the management, economic and brand consultancy. With over 65,000 colleagues worldwide and annual revenue of $15 billion, the Company provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company’s executive offices are located at 1166 Avenue of the Americas, New York, New York 10036-2774, and our telephone number is (212) 345-5000.

Recent Developments

On September 18, 2018, the Company announced that it had reached agreement (the “Acquisition Agreement”) on the terms of a recommended cash acquisition of Jardine Lloyd Thompson Group plc, a public company incorporated in England and Wales (“JLT”) (the “Acquisition”). In connection therewith, on September 18, 2018, the Company entered into a Cooperation Agreement with JLT related to the Acquisition (the “Cooperation Agreement”). Headquartered in London, United Kingdom, JLT is a provider of insurance, reinsurance and employee benefits related advice, brokerage and associated services with 10,000 colleagues. JLT has publicly reported total revenue of approximately £1.4 billion and profit for the year of approximately £125.1 million in the fiscal year ending December 31, 2017 and total revenue of approximately £1.3 billion and profit for the year of approximately £90.9 million in the fiscal year ending December 31, 2016 in accordance with International Financial Reporting Standards (IFRS). JLT has publicly reported outstanding indebtedness in the approximate principal amount of £920.0 million as of December 31, 2017, some of which we expect to repay in connection with the closing of the Acquisition.

Under the terms of the Acquisition, JLT shareholders will receive £19.15 in cash for each JLT share, which values JLT’s existing issued and to be issued share capital at approximately £4.3 billion (or approximately $5.7 billion based on an exchange rate of U.S. $1.32:£1.00 as of March 1, 2019, as published by the Board of Governors of the Federal Reserve System (the “Rate”)). The Company intends to implement the Acquisition by way of a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006.

The Acquisition has been approved by the requisite shareholder majorities at meetings held on November 7, 2018. The closing of the Acquisition is subject to conditions and certain further terms, including, among others, (i) the receipt of certain antitrust, regulatory and other approvals, (ii) the sanction of the Acquisition by the High Court of Justice in England and Wales and (iii) completion of the Acquisition no later than December 31, 2019. Subject to the satisfaction or waiver of all relevant conditions, the Acquisition is expected to be completed in the spring of 2019.

To finance, in part, the Acquisition, on January 15, 2019, the Company issued an aggregate principal amount of $5.0 billion of senior notes. The Company also previously entered into a bridge loan agreement on September 18, 2018 (the “Bridge Loan Agreement”) between the Company, the lenders from time to time party thereto and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, as administrative agent. As of March 1, 2019, the Bridge Loan Agreement provides for commitments in the aggregate principal amount of £1.4 billion (or approximately $1.8 billion based on the Rate). Affiliates of certain of the other underwriters in this offering are lenders under the Bridge Loan Agreement. There are currently no borrowings outstanding under the Bridge Loan Agreement. In addition to utilizing the net proceeds from the recent $5.0 billion senior notes offering and the net proceeds from the Notes offered hereby, the Company expects to incur additional indebtedness in connection with its consummation of the Acquisition, which may include borrowings under the Bridge Loan Agreement, additional senior notes, commercial paper, term loans and/or other senior indebtedness.

The Offering

Issuer	Marsh & McLennan Companies, Inc.

Notes Offered	€ aggregate principal amount of % Senior Notes due 2026.

€ aggregate principal amount of % Senior Notes due 2030.

Maturity Dates	The 2026 Notes will mature on , 2026, unless earlier redeemed or repurchased.

The 2030 Notes will mature on , 2030, unless earlier redeemed or repurchased.

Interest	The 2026 Notes will bear interest at % per year. The 2030 Notes will bear interest at % per year.

Interest on the 2026 Notes will be payable annually on of each year, beginning , 2019.

Interest on the 2030 Notes will be payable annually on of each year, beginning , 2020.

Ranking	The Notes will be senior unsecured obligations of Marsh & McLennan Companies, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

As of December 31, 2018, we had approximately $5.5 billion of outstanding senior unsecured indebtedness, not including the debt of our subsidiaries. As of December 31, 2018, debt of our subsidiaries, to which the Notes will be structurally subordinated, was approximately $358 million. In addition, on January 15, 2019, we incurred an additional $5.0 billion of senior unsecured indebtedness upon the completion of our senior notes offering.

Optional Redemption	We may, at our option, redeem the Notes in whole or in part, at our option at any time or from time to time, as described under “Description of Notes—Optional Redemption.”

Redemption for Tax Reasons	The Notes may be redeemed in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the applicable redemption price described under “Description of the Notes—Optional Redemption for Tax Reasons.”

Special Mandatory Redemption

If (x) the Acquisition is not consummated on or prior to December 31, 2019, (y) the Cooperation Agreement is terminated or (z) the Company notifies the Trustee that it will not pursue the consummation of the Acquisition, the Company will be required to redeem the Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Special Mandatory Redemption.”

Additional Amounts	We will, subject to certain exceptions and limitations, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment of principal of and interest on the Notes to a holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Additional Notes	We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms (other than the issue date, the public offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following such issue date) as the Notes offered by this prospectus supplement.

Any such additional notes will be a part of the series having the same terms as the Notes, provided that, if any additional notes subsequently issued are not fungible for U.S. federal income tax purposes with any notes previously issued, such additional notes shall trade under separate CUSIP, Common Code and ISIN numbers.

Sinking Fund	None.

Use of Proceeds	We will receive net proceeds from this offering of approximately € after deducting the underwriting discounts and commissions but before net offering expenses. We intend to use the net proceeds of this offering to fund, in part, the Acquisition, including the payment of related fees and expenses, and to repay certain JLT indebtedness, as well as for general corporate purposes. See “Use of Proceeds.”

Book-Entry Form	The Notes will be issued in fully registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes will be represented by one or more permanent global Notes that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Except in the limited circumstances described in this prospectus supplement, certificates will not be issued in exchange for beneficial interests in the Notes. See “Description of the Notes—Book-Entry Notes” in this prospectus supplement.

Listing	We intend to apply to list the Notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the Notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. Currently, there is no public market for the Notes. Certain of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making with respect to the Notes at any time without notice. See “Underwriting” in this prospectus supplement for more information about possible market-making by the underwriters.

Currency of Payments	All payments of interest on and the principal of the Notes and any redemption price for, or additional amounts as described under “Description of the Notes—Payment of Additional Amounts,” if any, with respect to, the Notes will be made in euro. If we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro.”

Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.

Trustee, Transfer Agent and Registrar	The Bank of New York Mellon.

Paying Agent	The Bank of New York Mellon, London Branch.

CUSIP / Common Code / ISIN	/ /

Risk Factors	Investing in the Notes involves risks. See the section entitled “Risk Factors” in this prospectus supplement beginning on page S-7 and also in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should consider carefully before deciding to invest in the Notes.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.”

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•	our ability to successfully consummate, integrate or achieve the intended benefits of the acquisition of JLT;

•

the impact of any investigations, reviews, market studies or other activity by regulatory or law enforcement authorities, including the ongoing investigations by the European and Brazilian competition authorities;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•

our organization’s ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•

the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anticorruption laws and trade sanctions regimes;

•

the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate, including the impact and uncertainty around Brexit or the inability to collect our receivables;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker and consulting revenue streams;

•

our ability to manage risks associated with our investment management and related services business, including potential conflicts of interest between investment consulting and fiduciary management services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including related to certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	the impact of fluctuations in foreign exchange and interest rates on our results; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the revenue recognition, pension and lease accounting standards.

The factors identified above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

Further information concerning the Company and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” in this prospectus supplement and the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Investing in the Notes involves risks. The Company and its subsidiaries face a number of risks and uncertainties. You should carefully consider the information in this prospectus supplement and the accompanying prospectus, along with the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in the Notes. If any of these risks or such other risks actually occur, our business, results of operations or financial condition could be materially adversely affected.

Risks Relating to the Notes

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on such Notes.

If we redeem the Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on such Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Notes, the trading prices of such Notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the Acquisition is consummated, nor will you have any right to require us to repurchase your Notes if, between the closing of this offering and the consummation of the Acquisition, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Acquisition Agreement change, including in material respects.

Holders of the Notes will receive payments solely in euro except under the limited circumstances provided herein.

All payments of interest on and the principal of the Notes and any redemption price for, or additional amounts with respect to, the Notes will be made in euro except under the limited circumstances provided herein. See “Description of the Notes—Issuance in Euro.” We, the underwriters, the trustee and the paying agent with respect to the Notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such Notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such Notes into U.S. dollars or any other currency.

Holders of the Notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.

The initial investors in the Notes will be required to pay for the Notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the Notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the Notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the Notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the Notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries, including, in particular, instability or changes related to Brexit (as defined below). Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, global economic instability and the actions taken or to be taken by various national governments in response to such instability as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the Notes.

Furthermore, the indenture (as defined herein) is, and the Notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, investors would be exposed to variations in the U.S. dollar/euro exchange rate until a New York state court judgment is entered, and we cannot predict how long this would take. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the Notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the Notes.

The United Kingdom’s impending departure from the European Union could adversely affect the value of the Notes.

The United Kingdom held a referendum on June 23, 2016 in which a majority of voters voted to exit the European Union (“Brexit”) and on March 29, 2017, the United Kingdom submitted a formal notification of its intention to withdraw from the European Union pursuant to Article 50 of the Treaty of Lisbon. The United Kingdom has a deadline of March 29, 2019 (unless an extension is unanimously agreed to by all remaining member states) to negotiate the terms of its withdrawal from, and future relationship with, the European Union, including the terms of trade between the United Kingdom and the European Union and potentially other countries. If no formal withdrawal agreement is reached between the United Kingdom and the European Union by the deadline, then it is expected the United Kingdom’s membership of the European Union will automatically terminate on such date. Discussions between the United Kingdom and the European Union focused on finalizing withdrawal issues and transition agreements are ongoing. However, limited progress to date in these negotiations and ongoing uncertainty within the UK Government and Parliament sustains the possibility of the United Kingdom leaving the European Union on March 29, 2019 without a withdrawal agreement and associated transition period in place, which is likely to cause significant market and economic disruption. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. Brexit could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the euro. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Any of these effects of Brexit, and others we cannot anticipate, could negatively impact the value of the Notes.

The Notes permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the Notes.

If, as described under “Description of the Notes—Issuance in Euro,” we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of Notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive Notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant global Notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Notes unless and until such time as its holding satisfies the minimum denomination requirement.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which no established trading market exists. If an active trading market does not develop for the Notes, investors may not be able to resell them. Although we expect the Notes to be listed for trading on the NYSE, no assurance can be given that the Notes will become or remain listed, that a trading market for the Notes will develop or of the price at which investors may be able to sell the Notes, if at all. In addition, we will have no obligations to maintain and may terminate any listing of the Notes on the NYSE without the consent of the holders of the Notes. Certain of the underwriters for this offering have advised us that they intend to make a market in the Notes after completion of the offering. However, the underwriters are not obligated to do so and may discontinue any market-making with respect to the Notes at any time without notice, in their sole discretion. Therefore, no assurance can be given as to the liquidity of, or trading market for, the Notes. The lack of a trading market could adversely affect investors’ ability to sell the Notes and the price at which investors may be able to sell the Notes. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the number of holders of the Notes, our operating results, financial performance and prospects, prevailing interest rates, prevailing foreign exchange rates, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

The Notes will initially be held in book-entry form and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.

So long as Euroclear or Clearstream or their common depositary or nominee is the registered holder of the Notes issued in the form of one or more global Notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global Notes for all purposes under the indenture and the Notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the global Notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of Notes under the indenture.

Unlike the holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the Notes. Instead, if an investor owns a book-entry interest, it will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, unless and until definitive or certificated registered Notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream, may not be adequate to ensure the timely exercise of rights under the Notes. See “Description of the Notes—Book-Entry Notes” in this prospectus supplement.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately €         or $        based on the U.S. dollar/euro exchange rate of $1.32:€1.00, as of March    , 2019, as published by the Board of Governors of the Federal Reserve System, after deducting underwriting discounts and commissions but before net offering expenses. We intend to use the net proceeds of this offering to fund, in part, the Acquisition, including the payment of related fees and expenses, and to repay certain JLT indebtedness, as well as for general corporate purposes.

DESCRIPTION OF NOTES

The Notes will be senior debt issued under an indenture dated as of July 15, 2011 between Marsh & McLennan Companies, Inc. and The Bank of New York Mellon, as trustee (the “Trustee”), as previously supplemented and as to be further supplemented by a twelfth supplemental indenture to be dated as of March        , 2019 (collectively, the “indenture”).

General Terms of Notes

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. There will be no sinking fund payments for the Notes.

The security registrar and transfer agent for the Notes will be The Bank of New York Mellon until such time as a successor security registrar or transfer agent is appointed. Under the agency agreement dated as of March        , 2019, we have initially appointed The Bank of New York Mellon, London Branch, to act as paying agent in connection with the Notes until such time as a successor paying agent is appointed.

Initially, the 2026 Notes will be limited to €         aggregate principal amount, and the 2030 Notes will be limited to €         aggregate principal amount.

We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes offered by this prospectus supplement (except for the issue date, the public offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following such issue date). Any such additional notes will be a part of the series having the same terms as the Notes, provided that, if any additional notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such additional notes shall trade under separate CUSIP, Common Code and ISIN numbers.

We intend to file an application to list the Notes on the NYSE. The listing application will be subject to approval by the NYSE. If the application is approved, trading of the Notes on the NYSE is expected to begin within 30 days after the original issue date of the Notes. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist either series of the Notes at any time. Currently, there is no public market for the Notes.

Interest and Maturity Dates

The 2026 Notes will bear interest at        % per year. The 2030 Notes will bear interest at        % per year. Interest on the 2026 Notes will be payable annually on                of each year, beginning            , 2019, and interest on the 2030 Notes will be payable annually on                 of each year, beginning            , 2020. Interest on the Notes will be paid to holders of record on the record date immediately preceding the interest payment date.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or            , 2019, if no interest has been paid on the applicable series of Notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date for the Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date. It will be an event of default under the indenture if we fail to pay interest when due and such failure continues for 30 days.

The 2026 Notes will mature on                , 2026. The 2030 Notes will mature on                , 2030. If the maturity date for either series of Notes falls on a day that is not a business day, the principal of, premium, if any, and interest on such Notes shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

Ranking

The Notes will be senior unsecured obligations of Marsh & McLennan Companies, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. As of December 31, 2018, we had approximately $5.5 billion of outstanding senior unsecured indebtedness, not including the debt of our subsidiaries. As of December 31, 2018, debt of our subsidiaries, to which the Notes will be structurally subordinated, was approximately $358 million. In addition, on January 15, 2019, we incurred an additional $5.0 billion of senior unsecured indebtedness upon the completion of our senior notes offering.

Special Mandatory Redemption

If (i) the Acquisition is not consummated on or prior to December 31, 2019, (ii) the Cooperation Agreement is terminated or (iii) the Company notifies the Trustee that it will not pursue the consummation of the Acquisition, each referred to as a “Special Mandatory Redemption Event,” we will be obligated to redeem all of the Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price, referred to as the “Special Mandatory Redemption Price,” equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (and in any event not more than five (5) business days following such Special Mandatory Redemption Event) deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which the Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no later than the third (3rd) business day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of the Notes. The Trustee will then promptly mail, or electronically deliver, according to the procedures of Clearstream and Euroclear, such notice of Special Mandatory Redemption to each registered holder of the Notes. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Notes.

Upon the occurrence of the consummation of the Acquisition, the foregoing provisions regarding the special mandatory redemption will cease to apply. There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the Notes.

Business Day

For purposes of the Notes, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the Notes are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance in Euro

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the Notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by us in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As of March 1, 2019, the rate published by the Board of Governors of the Federal Reserve System for the U.S. dollar/euro exchange rate was $1.32:€1.00.

Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Optional Redemption

Prior to the Applicable Par Call Date (as defined below), the Notes of either series will be redeemable in whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed and

(ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such series of Notes matured on the Applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (Actual/Actual (ICMA)) at the Comparable Government Bond Rate (as defined below) plus the Applicable Spread (as defined below) for such series of Notes, in each case plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption. Calculation of the redemption price will be made by us or on our behalf by such person as we shall designate.

On or after the Applicable Par Call Date, the Notes of either series will be redeemable in whole or in part, at our option at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption.

The principal amount of any Note remaining outstanding after a redemption in part shall be €100,000 or a higher integral multiple of €1,000. Notwithstanding the foregoing, installments of interest on any series of Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Applicable Par Call Date” means (i) with respect to the 2026 Notes,            , 2026 (three months prior to the maturity date of such Notes) and (ii) with respect to the 2030 Notes,            , 2030 (three months prior to the maturity date of such Notes).

“Applicable Spread” means (i) with respect to the 2026 Notes,                basis points and (ii) with respect to the 2030 Notes,                basis points.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of the Independent Investment Banker, a German government bund whose maturity is closest to the Applicable Par Call Date, or if such Independent Investment Banker in its discretion determines that such similar bund is not in issue, such other German government bund as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bunds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers appointed by the Company.

“Reference Bond Dealer” means (i) each of Goldman Sachs & Co. LLC, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, HSBC Bank plc and Merrill Lynch International (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (ii) any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by us.

Notice of any redemption will be transmitted at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed. The notice of redemption for such Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places where payment will be made upon presentation and surrender of Notes to be redeemed. If less than all of the applicable series of Notes are to be redeemed at our option, the Notes, or portions of the Notes, to be redeemed will be selected in accordance with the standard procedures of Clearstream or Euroclear. If the Notes to be redeemed are not global notes then held by Clearstream or Euroclear, the Trustee will select the Notes to be redeemed by lot. Notwithstanding the foregoing, if less than all of a series of Notes are to be redeemed, no Notes of such series of a principal amount of €100,000 or less shall be redeemed in part. If money sufficient to pay the redemption price on the series of Notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of Notes (or such portion thereof) called for redemption.

The Company shall not be required (i) to issue, register the transfer of or exchange any Notes during the period beginning at the opening of business 15 days before the day of the delivery of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such delivery, or (ii) to register the transfer or exchange of any Notes so selected for redemption in whole or in part, except the unredeemed portion of any such Notes being redeemed in part.

Optional Redemption for Tax Reasons

The Notes of either series may be redeemed at our option in whole, but not in part, on at least 30 days, but no more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of such series of Notes, together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding the application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described below in “—Payment of Additional Amounts.”

Payment of Additional Amounts

All payments of principal, interest, and premium, if any, in respect of the Notes will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the Notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1)

to the extent any tax, assessment or other governmental charge would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes, a foreign tax-exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.

being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

e.

being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

2)

to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3)

to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;

4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5)

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

6)

to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

7)

to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such Note been presented for payment on any day during such 30-day period;

8)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third party that either is not a bank or holding the Notes for investment purposes only;

9)

to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time;

10)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

11)	in the case of any combination of the above numbered items.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof), and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to United States federal income taxation regardless of its source or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Book-Entry Notes

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”), and the Euroclear System (“Euroclear”), and the book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The Notes will be offered and sold only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes of either series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the Notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Notes will take place through Clearstream and Euroclear Participants (as defined below) and will settle in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro, except as described above under “—Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the global notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Global Clearance and Settlement Procedures

We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear Participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear Participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If Clearstream or Euroclear is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue Notes of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof in definitive form in exchange for an applicable registered global note that had been held by the depositary. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the Trustee or other relevant agent of the Trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the applicable registered global note that had been held by the depositary. In addition, we may at any time determine that the Notes of an applicable series shall no longer be represented by a global note and will issue Notes in definitive form in exchange for such global note pursuant to the procedure described above.

Applicable Law

The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Additional Terms

For additional important information about the Notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	additional information on the terms of the Notes;

•	general information on the indenture and the Trustee; and

•	a description of events of default under the indenture.

To the extent any information about the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that meet both of the following conditions:

•

they are purchased by those initial holders who purchase Notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Code.

This discussion does not describe all aspects of U.S. federal income taxes and does not deal with all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the Notes;

•	persons holding Notes as part of an integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the Notes to their financial statements;

•	tax-exempt organizations; or

•	persons subject to the alternative minimum tax or the Medicare contribution tax.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding Notes are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

PERSONS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note. We intend to take the position that the possibility of such payments does not result in the Notes being treated as nonfunctional currency contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes (which is not expected to differ significantly from the actual yield on the Notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as nonfunctional currency contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as nonfunctional currency contingent payment debt instruments.

Payments of Interest

Interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of tax accounting and that receives a payment of interest (or receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in euro will be required to include in income the U.S. dollar value of the euro payment (determined based on the spot rate on the date the payment is received), and this U.S. dollar value will be the U.S. Holder’s tax basis in the euro received.

A U.S. Holder that uses the accrual method of tax accounting will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a Note during an accrual period. The U.S. dollar value of the accrued income will generally be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder that uses the accrual method of tax accounting may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. An accrual method U.S. Holder will generally recognize any foreign currency gain or loss (which will be treated as U.S. source ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange or other disposition attributable to accrued interest) is received. The amount of ordinary income or loss recognized will generally equal the difference between the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). The U.S. Holder’s tax basis in the euro received will generally equal its U.S. dollar value based on the spot rate on the date the payment is received. As discussed below under “—Sale, Exchange or Retirement of the Notes,” the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a Note may be limited by the total amount of gain or loss realized upon such disposition.

Sale, Exchange or Retirement of the Notes

A U.S. Holder’s tax basis in a Note will generally be the U.S. dollar value of the euro amount paid for the Note, determined on the date of the purchase. A U.S. Holder who purchases a Note with previously owned euro will generally recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the euro and the U.S. dollar value of the Note on the date of purchase. If the Notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys a Note will have a tax basis in the Note equal to the U.S. dollar value of the euro amount paid for the Note, determined on the settlement date, and such a taxpayer will recognize ordinary income or loss on any previously owned euro based on such value. An accrual method taxpayer may elect the same treatment for all purchases (and sales, as discussed below) of Notes traded on an established securities market. This election by accrual method taxpayers cannot be changed without the consent of the IRS.

Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Note, which will generally equal the cost of the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

If a Note is sold, exchanged or otherwise disposed of in a taxable transaction for an amount denominated in euro, a U.S. Holder’s amount realized generally will equal the U.S. dollar value of the euro received in the sale, exchange or other taxable disposition calculated at the spot rate in effect on the date of the disposition. If the Notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys or sells a Note is required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale and an accrual method taxpayer may elect the same treatment for all purchases and sales of Notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the sale, exchange or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

A U.S. Holder may recognize foreign currency gain or loss upon the sale, exchange or other taxable disposition of a Note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the Note, determined using the spot rate on the date the Note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price in euro of the Note, determined using the spot rate on the date the U.S. Holder acquired the Note. If the Notes are traded on an established securities market (as determined under applicable regulations), such gain or loss will, in the case of a cash method or electing accrual method taxpayer, be determined based on the spot rates on the settlement dates of such disposition and acquisition. The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of the Note. Any such gain or loss generally will be U.S. source ordinary income or loss. If a U.S. Holder recognizes a loss upon a sale, exchange or other taxable disposition of a Note and such loss is above certain thresholds (which thresholds are, in the case of individuals and trusts, significantly lower for foreign currency losses than for other loss transactions), the U.S. Holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation.

A U.S. Holder will have a tax basis in any euro received on the sale, exchange or other taxable disposition of a Note equal to the U.S. dollar value of the euro, determined on the date of receipt of the euro. Any gain or loss realized by a U.S. Holder on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will generally be treated as U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition or who is (or may become while holding Notes) a former citizen or resident of the United States. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal, interest and premium on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

•

the Non-U.S. Holder certifies on a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to Notes that are held through non-U.S. intermediaries.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, if a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Notes to such Non-U.S. Holder will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances claiming an exemption from or reduction in withholding under an applicable income tax treaty and complies with any other applicable procedures. See the discussion below under “FATCA” regarding withholding on interest under the FATCA (as defined below) rules.

Sale, Exchange or Retirement of the Notes

A Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such Note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although any amounts attributable to accrued interest will generally be treated as described above under “Payments on the Notes.”

Non-U.S. Holder Engaged in a U.S. Trade or Business

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if income or gain on the Note is effectively connected with the conduct of this trade or business (and if required by an applicable income tax treaty, the income or gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. These Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including, in the case of a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with interest payments on the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and the U.S. Treasury regulations promulgated thereunder, commonly referred to as “FATCA,” generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the Notes and to payments of gross proceeds of the sale, exchange or retirement of the Notes. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. Non-U.S. Holders, and U.S. Holders holding Notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the Notes.

UNDERWRITING

Goldman Sachs & Co. LLC, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, HSBC Bank plc and Merrill Lynch International are acting as joint book-running managers of the offering and are acting as representatives of the several underwriters named below.

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of 2026 Notes	Principal Amount of 2030 Notes
Goldman Sachs & Co. LLC	€	€
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
HSBC Bank plc
Merrill Lynch International
Barclays Bank PLC
J.P. Morgan Securities plc

Total	€	€

The underwriting agreement is subject to a number of terms and conditions and provides that the obligations of the underwriters to pay for and accept delivery of the Notes offered hereby are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes offered hereby if they purchase any of the Notes.

The underwriters have advised us that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain dealers at the public offering price less a concession not to exceed    % of the principal amount of the 2026 Notes and    % of the principal amount of the 2030 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed    % of the principal amount of the 2026 Notes and    % of the principal amount of the 2030 Notes, on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our total expenses for this offering will be approximately $        million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the NYSE. The listing application is subject to approval by the NYSE. We cannot assure you that the Notes of either series will become or remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes of either series at any time. We have been advised by the underwriters that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market making at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the Notes or the ability of holders of the Notes to sell their Notes at all or the price at which such holders may be able to sell their Notes.

In connection with the issue of the Notes, Goldman Sachs & Co. LLC in its role as stabilizing manager (the “Stabilizing Manager”) for its own account may, to the extent permitted by applicable laws and directives, over-

allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment commenced will be carried out in accordance with applicable laws and regulations.

In addition, in connection with the offering, Goldman Sachs & Co. LLC, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, HSBC Bank plc and Merrill Lynch International or their respective affiliates may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilizing underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

Any of these activities with respect to the Notes may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager and the other underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager or the other underwriters commence any of these transactions, they may discontinue them at any time without notice.

Any underwriter that is not a broker-dealer registered with the SEC will only make sales of Notes in the United States through one or more SEC registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

We expect that delivery of the Notes will be made against payment therefor on March    , 2019, which will be the     business day following the trade date (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses, including in connection with the Company’s recent offering of $5.0 billion aggregate principal amount of senior notes. As described above, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, is an administrative agent and lender under the Bridge Loan Agreement. Affiliates of certain of the other underwriters are also lenders under the Bridge Loan Agreement. To the extent the proceeds of this offering are used to fund the Acquisition and related expenses, the Company will not borrow funds under the Bridge Loan Agreement. In addition, Robert David Yost is a current member of the board of directors of both Bank of America Corp., the parent company of Merrill Lynch International, and the Company.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. If any of the underwriters or their affiliates has a lending relationship with the Company, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Prospectus Directive / Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC (the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person located in a member state of the EEA to whom any offer of Notes is made or who receives any communication in respect of any offer of Notes, or who initially acquires any Notes, will be deemed to have represented and warranted to and with each underwriter and the Company that such person is not a retail investor.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus supplement, the accompanying prospectus and any other material in relation to the Notes described herein are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons outside the United Kingdom or, if in the United Kingdom, persons who are “qualified investors” (as defined in the Prospectus Directive) and (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth companies or other persons to whom it may otherwise be lawfully communicated falling within Article 49(2)(a) to (d) of the Order or (iii) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and their contents must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons. Any person in the United Kingdom that is not a relevant person must not act on or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents. This prospectus supplement and the accompanying prospectus is not a prospectus which has been approved by the Financial Conduct Authority or any other United Kingdom regulatory authority for the purposes of Section 85 of the FSMA. The Notes are not being offered to the public in the United Kingdom.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The Notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the Notes may be offered, delivered or sold, directly or indirectly, in Korea or to any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted under applicable laws and regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a)a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) pursuant to Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B of the SFA—In connection with Section 309B of the SFA and the CMP Regulations 2018, we have determined, and hereby notify all relevant persons (as defined in Section 309(A)(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement and accompanying prospectus nor other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the Notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and prospectus or by subscribing to the Notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Taiwan

The Notes have not been and will not be registered with, or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authorities of Taiwan, pursuant to relevant securities laws and regulations and may not be offered, issued or sold in Taiwan through a public offering or in any manner which would constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations of Taiwan or would otherwise require registration with, filing with, or the approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

LEGAL MATTERS

Certain matters pertaining to the Notes will be passed upon for the Company by Katherine J. Brennan, Deputy General Counsel, Chief Compliance Officer & Corporate Secretary of the Company. The validity of the Notes and certain matters pertaining to the Notes will be passed upon for the Company by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated by reference in this prospectus supplement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Marsh & McLennan Companies, Inc.

Common Stock, Preferred Stock, Depositary Shares, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered, carefully before you make your investment decision.

Our common stock is listed on the New York and Chicago Stock Exchanges under the trading symbol “MMC” and on the London Stock Exchange under the trading symbol “MHM.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 30, 2018

We have not authorized anyone to provide you with different or additional information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. The terms “the Company,” “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc. and its subsidiaries.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or any selling securityholders sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Marsh & McLennan Companies, Inc.

The Company is a global professional services firm offering clients advice and solutions in risk, strategy and people. Its businesses include: Marsh, the insurance broker, intermediary and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and investment related financial advice and services; and Oliver Wyman Group, the management, economic and brand consultancy. With nearly 65,000 colleagues worldwide, the Company provides analysis, advice and transactional capabilities to clients in more than 130 countries.

Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. We are not incorporating the contents of our website or anything that can be accessed from our website into this prospectus.

Use of Proceeds

Except as otherwise disclosed in a prospectus supplement, the net proceeds from the sale of the securities by us will be used for general corporate purposes. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	2017	2016	2015	2014	2013	2018	2017
Ratio of earnings to fixed charges	8.4	9.0	9.0	7.9	7.6	9.6	9.4

Description of Securities

This prospectus contains a summary of the securities that the Company or certain selling securityholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of Capital Stock

The following description is based upon our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and amended and restated bylaws below. The summary is not complete. The restated certificate of incorporation and amended and restated bylaws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and amended and restated bylaws for the provisions that are important to you.

The Company’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. As of July 24, 2018, there were 504,979,546 shares of common stock outstanding. No shares of preferred stock were issued or outstanding as of July 24, 2018.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution. If the Company is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of the Company available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of the Company before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their legal duties to the Company or its stockholders as a director, except for liability:

•	for any breach of the director’s legal duty to act in the best interests of the Company and its stockholders;

•	for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;

•	for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

•	for transactions where the director derived an improper personal benefit.

Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

Equiniti Trust Company (formerly, Wells Fargo Bank, N.A.) is transfer agent and registrar for the common stock.

Provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated ByLaws and Delaware Law That May Have Anti-Takeover Effects

Stockholder Nomination of Directors. The Company’s amended and restated bylaws provide that a stockholder must notify the Company in writing of any stockholder nomination of a director not earlier than 5:00 p.m. Eastern Time on the 120th day and not later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of such annual meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Proxy Access. The Company’s amended and restated bylaws contain “proxy access” provisions which give an eligible stockholder (or a group of up to 20 stockholders aggregating their shares), that has owned 3% or more of the Company’s outstanding common stock continuously for at least three years, the right to nominate and include in our proxy materials the greater of two nominees or 20% of the number of directors to be elected at the applicable annual general meeting, subject to the other terms and conditions of our bylaws.

No Action By Written Consent. Our restated certificate of incorporation provides that stockholders of the Company may not act by written consent and may only act at duly called meetings of stockholders.

10% Stockholder Provision. Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve certain transactions involving, or proposed by or on behalf of, a 10% stockholder or an affiliate or associate of a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of the Company’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case, the voting requirements of Delaware law, our restated certificate of incorporation and our amended and restated bylaws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

Transactions covered by Article Eighth include:

•	mergers of the Company or any of its subsidiaries with a 10% stockholder,

•	sales of all or any substantial part of the assets of the Company and its subsidiaries to a 10% stockholder,

•	sales of all or any substantial part of the assets of a 10% stockholder to the Company,

•	the issuance or delivery of securities of the Company or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to the Company,

•	any substantial loan, advance or guarantee, pledge or other financial assistance provided by the Company or any of its subsidiaries to a 10% stockholder,

•	the adoption of a plan for the voluntary dissolution or liquidation of the Company or amendment to the Company’s amended and restated bylaws,

•	any reclassification of securities or recapitalization of the Company or other transaction which increases a 10% stockholder’s proportionate share of any class of the Company’s capital stock, or

•	any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.” A 10% stockholder is generally considered to be any other corporation, person or entity which:

•	beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of the Company or has announced a plan or intention to acquire such securities, or

•	is an affiliate or associate of the Company and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of the Company.

The following are not considered to be 10% stockholders:

•	the Company and any of its subsidiaries, and

•	any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.” An unbiased director is generally considered to be a director who:

•	is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or

•	is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

Any proposal by a 10% stockholder, or by an affiliate or associate of a 10% stockholder, to change or repeal all or any part of Article Eighth requires the affirmative vote of the holders of a majority of the Company’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. However, if a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, our restated certificate of incorporation and our amended and restated bylaws that otherwise apply will govern the vote.

Delaware Business Combination Statute. Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), is applicable to the Company. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of the Company’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the Company’s capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of the Company’s outstanding voting stock, or

•

the interested stockholder owns at least 85% of the outstanding voting stock of the Company as a result of the transaction in which such stockholder acquired 15% or more of the Company’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Listing. Our common stock is listed on the New York and Chicago Stock Exchanges under the trading symbol “MMC” and on the London Stock Exchange under the trading symbol “MHM.”

Preferred Stock

General. The Company is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of the Company may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting Rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Conversion or Exchange. If we offer preferred stock, the applicable prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of the Company. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company. These provisions may allow or require the number of shares of common stock or other securities of the Company to be received by the holders of preferred stock to be adjusted.

Depositary Shares Representing Preferred Stock

The applicable prospectus supplement will include a description of the material terms of any depositary shares representing preferred stock offered hereby.

Description of Debt Securities

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon, as trustee. Senior debt securities will be issued under a senior indenture between us and The Bank of New York Mellon, as trustee, which we refer to as the senior indenture. Subordinated debt securities will be issued under a subordinated indenture to be executed between us and The Bank of New York Mellon, as trustee, which we refer to as the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures.

We have summarized all of the material provisions of the indentures below. The senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

The debt securities will be our direct unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

Because we are a holding company that conducts all of its operations through subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

The provisions of each indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of the Company, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	the Company’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

the date(s), if any, on which, and the price(s) at which the Company is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

•	the subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture. (section 2.01)

Fixed Rate Debt Securities

Each fixed rate debt security will mature on the date specified in the applicable prospectus supplement.

Each fixed rate debt security will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment. Interest on fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months. Interest on fixed rate debt securities will accrue from and including the most recent interest payment date in respect of which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a prospectus supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date of maturity or earlier redemption or repayment, as the case may be.

Payments of interest on fixed rate debt securities will be made on the interest payment dates specified in the applicable prospectus supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Unless otherwise specified in the applicable prospectus supplement, if any scheduled interest payment date, maturity date or date of redemption or repayment is not a business day, then we may pay the applicable interest, principal and premium, if any, on the next succeeding business day, and no additional interest will accrue during the period from and after the scheduled interest payment date, maturity date or date of redemption or repayment. (section 13.07)

A fixed rate debt security may pay a level amount in respect of both interest and principal amortized over the life of the debt security. Payments of principal and interest on amortizing debt securities will be made on the interest payment dates specified in the applicable prospectus supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing debt securities will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing debt security.

Floating Rate Debt Securities

Each floating rate debt security will mature on the date specified in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each floating rate debt security will bear interest at “LIBOR” plus a margin to be specified in the applicable prospectus supplement. A floating rate debt security may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable prospectus supplement.

Interest on floating rate debt securities will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a prospectus supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below.

The interest rate in effect from the date of issue to the first interest reset date for a floating rate debt security will be the initial interest rate specified in the applicable prospectus supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate debt security may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset.

“LIBOR” for each interest reset date, other than for the initial interest rate, will be determined by the calculation agent as follows:

i.

LIBOR will be the offered rate for deposits in U.S. dollars for the three month period which appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, two “London banking days” prior to the applicable interest reset date.

ii.

If this rate does not appear on the Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by us at approximately 11:00 a.m., London time, two London banking days prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that interest reset date will be the average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that interest reset date will be the average of the rates quoted by three major banks in New York, New York selected by us at approximately 11:00 a.m., New York time, two London banking days prior to the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next interest reset date, LIBOR will be the same as the rate determined on the immediately preceding interest reset date.

The interest reset dates will be specified in the applicable prospectus supplement. If an interest reset date for any floating rate debt security falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

A “London banking day” is any day in which dealings in U.S. dollar deposits are transacted in the London interbank market. “Telerate Page 3750” means the display page so designated on the Telerate Service for the purpose of displaying London interbank offered rates of major banks (or any successor page).

The applicable prospectus supplement will specify a calculation agent for any issue of floating rate debt securities. The calculation agent will, upon the request of the holder of any floating rate debt security, provide the interest rate then in effect. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the floating rate debt securities. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages resulting from any calculation of the interest rate with respect to the floating rate debt securities will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Interest on the floating rate debt securities will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period. The interest rate on the floating rate debt securities will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

We will pay interest on floating rate debt securities on the interest payment dates specified in the applicable prospectus supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate debt security falls on a day that is not a business day, it will be postponed to the following business day, except that if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate debt security falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock, debt securities or other securities, or securities of third parties. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company. These provisions may allow or require adjustment of the number of shares of common stock or other securities of the Company to be received by the holders of such series of debt securities. (section 2.01)

Optional Redemption

Unless the prospectus supplement relating to any series of debt securities provides otherwise with respect to such series, each series of debt securities will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the series of debt securities to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the series of debt securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus a spread as specified in the applicable prospectus supplement.

In each case we will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the series of debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means the investment banking institution or institutions specified in the applicable prospectus supplement and their respective successors, or, if such firms or the successors, if any, to such firm or firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the investment banking institutions specified as such in the applicable prospectus supplement; provided, however, that if any of them ceases to be a primary U.S. Government securities dealers (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to:

i.

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining life of the series of debt securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

ii.

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Notice of any redemption will be mailed at least 30 but not more than 90 days before the redemption date to each holder of record of the series of debt securities to be redeemed at its registered address. The notice of redemption will state, among other things, the amount of the series of debt securities to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of the series of debt securities to be redeemed. If less than all of a series of debt securities are to be redeemed at our option, the debt securities of that series, or portions of the debt securities of that series, to be redeemed will be selected in accordance with the procedures of the depositary. Unless we default in the payment of the redemption price with respect to any debt securities called for redemption, interest will cease to accrue on such debt securities at the redemption date. (sections 3.02 and 3.03)

The Company will not be required (i) to issue, register the transfer of or exchange any series of debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any debt securities of any series so selected for redemption in whole or in part, except the unredeemed portion of any such series of debt securities being redeemed in part. (section 2.05)

Covenants

Under the indentures, the Company agrees to pay the interest, principal and any premium on the debt securities when due (section 4.01), and to maintain a place of payment (section 4.02). In addition, we must comply with the covenants described below:

Limitation on Liens on Stock of our Significant Subsidiaries. The indentures prohibit us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock or voting equity interest of Marsh LLC or Mercer Consulting Group, Inc. (each a “Significant Subsidiary”) unless the debt securities then outstanding (and, if we so elect, any other Indebtedness of the Company that is not subordinate to such debt securities and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indentures), whether outstanding on the original date of issuance of a series of debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure outstanding debt securities equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the holders of the outstanding debt securities so secured. (section 4.06)

Provision of Compliance Certificate. We are required under the indentures to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the relevant indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance. (section 4.08)

Consolidation, Merger or Sale

The indentures do not restrict the ability of the Company to merge or consolidate, or sell, convey, transfer or lease all or substantially all of its assets as long as certain conditions are met. We may only merge or consolidate with, or convey, transfer or lease all of our assets to, any person, if doing so will not result in an event of default. Any such successor, acquiror or lessor of such assets must expressly assume all of the obligations of the Company under the indentures and the debt securities and will succeed to every right and power of the Company under the indentures. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the relevant indenture and debt securities. (sections 10.01 and 10.02)

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities issued:

•	we fail to pay interest when due and such failure continues for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

•

we fail to observe or perform any other covenant or agreement contained in the debt securities or the indentures, other than a covenant or agreement specifically relating to another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•

any additional events of default that may be established with respect to a particular series of debt securities under the indentures, as may be specified in the applicable prospectus supplement. (section 6.01)

If, with regard to any series, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series immediately due and payable. (section 6.01)

If an event of default other than a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable. (section 6.01)

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default. (section 6.06)

Unless otherwise specified in the indentures, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture unless the holders of the debt securities have offered the trustee reasonable indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•

such direction is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability. (section 6.06)

A holder of the debt securities of a particular series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•

in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the particular series have made written request to the trustee to institute proceedings as trustee;

•

in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered the trustee such reasonable indemnity as the trustee may require to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default. (section 6.04)

Modification of Indenture; Waiver

Without the consent of any holders of debt securities, the Company and the trustee may change an indenture:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

•	to effect certain other limited purposes described in the indenture. (section 9.01)

The rights of holders of a series of debt securities may be changed by the Company and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all series then outstanding under the relevant indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment; or

•

in respect of the subordinated indenture, making any change to the subordination terms of any debt security that would adversely affect the holders of the debt securities of that series. (section 9.02)

Form, Exchange, and Transfer

The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000 in excess thereof. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depositary named by the Company and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by the Company for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but the Company may require payment of any related taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any series of debt securities. The Company may at any time change the transfer agent by written notice delivered to the trustee. (section 2.05)

If the debt securities of any series are to be redeemed, the Company will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any debt securities of a series, or a portion of a series, that has been called for redemption. (section 2.05)

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indentures, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal. (sections 7.01 and 7.02)

Payment and Paying Agents

We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date. (section 2.03)

We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts. (section 11.05)

Governing Law

The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. (section 13.05)

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness on the terms described in the prospectus supplement relating to such securities. The subordinated indenture does not limit the amount of subordinated debt securities which we may issue, nor does it limit our ability to issue any other secured or unsecured debt. (sections 6.03 and 14.01)

The prospectus supplement relating to any series of subordinated debt securities will disclose the amount of debt of the Company that will be senior to those subordinated debt securities.

Description of Warrants

The applicable prospectus supplement will include a description of the material terms of any warrants offered hereby.

Description of Purchase Contracts

The applicable prospectus supplement will include a description of the material terms of any purchase contracts offered hereby.

Description of Units

The applicable prospectus supplement will include a description of the material terms of any units offered hereby.

Plan of Distribution

The Company and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by the Company, if any;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all securities of a series, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from the Company and/or the selling securityholders, if applicable, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with the Company and/or the selling securityholders, if applicable, to indemnification by the Company and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York, Chicago and London Stock Exchanges. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, which are all filings we have made pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the date of the filing of the registration statement of which this prospectus forms a part:

•

Annual Report on Form 10-K for the year ended December 31, 2017, including information specifically incorporated by reference therein from our Proxy Statement for the 2018 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018; and

•	Current Reports on Form 8-K filed on March 1, 2018, May 9, 2018 and May 21, 2018.

With respect to each offering of securities under this prospectus, we also incorporate by reference all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offerings of all of the securities covered by this prospectus.

The Company will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

Information Concerning Forward-Looking Statements

This prospectus and documents incorporated by reference in this prospectus contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.”

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•

the impact of any investigations, reviews, market studies or other activity by regulatory or law enforcement authorities, including the ongoing investigations by the European Commission, the Australian Royal Commission and the U.K. FCA;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•

our organization’s ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•

the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anti-corruption laws and trade sanctions regimes;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker revenue streams;

•	the extent to which we manage risks associated with the various services, including fiduciary and investments and other advisory services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including related to certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	the impact of fluctuations in foreign exchange and interest rates on our results;

•	the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new revenue recognition, pension and lease accounting standards.

The factors identified above are not exhaustive. Further information concerning the Company and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. We undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

Legal Opinions

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated May 9, 2018, and the effectiveness of Marsh & McLennan Companies, Inc.’s internal control over financial reporting incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

€

Marsh & McLennan Companies, Inc.

€                 % Senior Notes due 2026

€                 % Senior Notes due 2030

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC

BofA Merrill Lynch

Citigroup

Deutsche Bank

HSBC

Barclays

J.P. Morgan

March    , 2019